EXHIBIT 10.3
AGREEMENT AND GENERAL RELEASE

USG Corporation (hereinafter “USG” or the “Company”) and Christopher R. Griffin (“Employee”), collectively referred to as the “Parties”, agree that the following sets out their complete agreement and understanding regarding Employee's termination of employment. The Parties agree that all references to USG, in this Agreement and General Release (“Agreement”), shall include USG Corporation, any subsidiary, affiliated or related Company.

1.	TERMINATION DATE
USG and Employee agree that Employee’s last date of work was July 31, 2015. The Parties further agree the separation constitutes an involuntary termination without cause.

2.	EMPLOYER CONSIDERATION: SEPARATION PAYMENT
In consideration for the promises made by Employee in paragraph 3 below and following the unrevoked receipt by USG of this signed Agreement and General Release (hereinafter “Agreement”), USG agrees to provide to Employee all payments and benefits to which he is entitled pursuant to the “Termination without Cause” provisions of the Employment Agreement executed between the parties on October 1, 2008 (“Employment Agreement”). A summary of those payments and benefits is attached and incorporated into this Agreement. USG’s providing of these payments and benefits under the Employment Agreement is conditional upon Employee’s execution of this Agreement and General Release.

As further consideration for Employee’s additional promises in Paragraph 3 of this Agreement, the Company will provide Employee a lump-sum payment of $150,000, payable to Employee within fourteen (14) days following the seven-day revocation period referenced in Paragraph 9. This is a gross payment subject to taxation. This payment is an integral part of this Agreement.

Employee acknowledges that a final business expense report and all receipts must be submitted to the Company by August 15, 2015. Employee understands and agrees that USG will deduct the amount of personal expenses charged on the American Express Corporate credit card from the separation payment.

The foregoing consideration will not be provided to Employee if Employee revokes this Agreement pursuant to Paragraph 9 below. Employee acknowledges the consideration described above exceeds the value of anything to which Employee is entitled absent the signing of this Agreement.

Employee will be paid for all unused 2015 vacation days whether or not Employee signs this Agreement.

A summary of Employee’s currently vested and unvested stock rights under the USG Long Term Incentive Plan is also attached as Attachment A. These rights are governed by the applicable Long Term Incentive Plan documents and vesting of rights is governed by the terms and conditions of the plan documents and is unaffected regardless of whether or not Employee signs this Agreement.

3.	EMPLOYEE CONSIDERATION: FULL RELEASE OF ALL CLAIMS AGAINST USG
Employee, in consideration of USG’s promises in Paragraph 2, hereby to the fullest extent allowed by law, releases, waives, acquits and forever discharges USG, its employees, officers, directors, agents, partners, successors and assigns, and the Company’s affiliated and related companies and entities, their employees, officers, directors, agents, successors and assigns, from all liabilities, actions, claims, demands, damages and causes of action of any and every kind and nature, and also including but not limited to any action or claim brought under color of any federal, state or local statute, law, ordinance or regulation, or under any common law theory of recovery, including but not limited to claims under the Age Discrimination in Employment Act , 29 USC. §§ 621 et. seq., as amended, Title VII of the Civil Rights Act of 1964, 42 U.S.C. § 2000e et. seq., as amended, the Civil Rights Act of 1991, 42 U.S.C. §1981, 42 U.S.C. §1985, 42 U.S.C. §1986, the Equal Pay Act, 29 U.S.C. § 206(d), the Americans with Disabilities Act, 42 U.S.C. §§12101 et. seq., the Worker Adjustment and Retraining Notification Act, 29 U.S.C. §2101 et. seq., intentional or negligent infliction of emotional distress and other tort claims, breach of express or implied contract claims, promissory estoppel claims, retaliatory discharge claims, wrongful discharge claims, breach of the express or implied covenant of good faith and fair dealing, constructive discharge, and any other legal and/or equitable claim(s) regarding Employee’s employment or the termination of employment.

Also, in consideration of USG’s additional promises in paragraph 2, Employee agrees to voluntarily resign from all corporate offices, directorships and any other fiduciary positions Employee currently holds at the Company and any direct and indirect subsidiaries of the Company. Employee agrees to execute resignations prepared by the Company to facilitate this action.

Further, to the fullest extent allowed by law, Employee specifically waives any right to, and will not accept, any monetary damages or any other relief personal to the Employee obtained through the filing of any charge or claim with any federal, state or local agency relating to Employee’s employment with, or separation of employment from, the Company.

This Agreement does not preclude any claim for unemployment compensation or workers’ compensation benefits to which Employee may be entitled, nor does it preclude claims arising after the execution of the Agreement.

4.	REFERENCES
All requests for references received by USG regarding Employee’s employment at USG will be directed to Brian J. Cook, Senior Vice President, Human Resources and Communications, either by phone at 312.436.3997, email at bcook@usg.com, or mailing address at “Brian J. Cook, Senior Vice President, Human Resources and Communications, USG, 550 West Adams Street, Chicago, IL 60661-3676.” In response to such request, Brian Cook, his successor, or his designee will provide only Employee’s dates of employment and job title and will further state that it is the policy of USG to provide only such information.

5.	CONFIDENTIALITY
Employee understands and agrees that the existence and terms of this Agreement are confidential and to the fullest extent allowed by law shall not be disclosed to any third party (except Employee's legal and financial counselor, or Employee's immediate family) without the written consent of USG or as may be required by law.

6.	NO ADMISSION OF LIABILITY
USG denies any liability to Employee in any amount, for any reason. The existence and execution of this Agreement shall not be considered, and shall not be admissible in any proceeding, as an admission by USG, or its agents or employees, of any liability, or unlawful conduct.

7.	AGREEMENT FINAL AND BINDING
This Agreement is a contract binding upon USG and Employee, as well as all those who may attempt to make claims on Employee's behalf. This Agreement cannot be changed except in writing and said writing must be signed by the Parties. This Agreement constitutes the entire agreement concerning Employee's employment with the Company and all other subjects addressed herein. This Agreement supersedes all prior negotiations and agreements, whether written or oral, concerning the subject covered herein, except as stated below. Employee agrees that if Employee violates this Agreement by filing suit against the Company, Employee will pay all costs and expenses incurred by USG in defending against the suit, including reasonable attorney's fees.

Employee understands and agrees that any post-employment obligations of his pursuant to his October 1, 2008 Employment Agreement, including the Competitive Activity, Confidentiality and Nonsolicitation provisions (Paragraphs 6d, 7a through 7n), remain in effect pursuant to their terms and are not affected by this Agreement and General Release.

8.	CONSULTATION WITH ATTORNEY
Employee acknowledges that before signing this Agreement, Employee was advised in writing through this Agreement to seek advice of legal counsel before signing this Agreement. Employee further acknowledges that Employee had at least twenty-one (21) days to consider signing this Agreement.

9.	REVOCATION OF AGREEMENT
After executing the Agreement, Employee understands that Employee has seven (7) days following the execution of this Agreement in which to revoke this Agreement. The notice of revocation should be in writing and delivered to Brian Cook, Dept. 158 before the 7-day revocation period expires. In the event the Agreement is revoked, it shall not be effective and Employee will not receive the payments and benefits under the Employment Agreement set out in Paragraph 2 above. Employee also understands that Employee will not receive any payments and benefits under the Employment Agreement set out in Paragraph 2 until the revocation period expires.

10.	NON-DISCLOSURE OF CONFIDENTIAL INFORMATION
To the fullest extent allowed by law, Employee will not, directly or indirectly, at any time before, on, or after the Termination Date, use for Employee or others, or disclose to others, any Confidential Information of USG, whether or not developed or perfected by Employee, unless Employee first secures the written consent of USG to such disclosure or use, or until such information shall have become a matter of public knowledge through no fault of Employee.

The term “Confidential Information” is defined as, and shall include, any trade secret or any proprietary information maintained in confidence by USG that was disclosed to Employee in trust or to which Employee had access by virtue of the trust and confidence reposed in Employee during the course of Employee’s term of employment with USG. Such Confidential Information comprises, for example and without limitation confidential or proprietary computer programs and data bases; records of research and technical data; formulas; processes, inventions; patent applications; machine, equipment and process designs including any drawings and descriptions thereof; operating instructions; training manuals; production and development processes; production schedules; procedures; business and financial information; customer and vendor lists; customer buying records; product sales records; territory listings; market surveys; marketing plans; long range plans; salary information; contracts; and correspondence and other confidential or proprietary information of USG, or of other parties doing business with the USG.

Such Confidential Information may be in written, electronic, visual or oral form. Such Confidential Information is expressly distinguished from general information and knowledge inherently available in any employment.

11.	LIMITED SCOPE OF AGREEMENT.
Nothing in this Agreement is intended to or will be applied in such a way as to interfere with those rights under federal, state or local employment discrimination laws which cannot be released. These rights include but are not limited to Employee’s right to file or otherwise pursue a charge that one or more of these laws has been violated, Employee’s right to participate in a proceeding with any appropriate federal, state or local government agency enforcing these laws, and Employee’s right to cooperate with any such agency in its investigation of a charge, none of which will constitute a breach of this Agreement.

12.	RETURN OF DOCUMENTS AND TANGIBLE ITEMS
Before or by August 26, 2015, Employee will return to USG all USG property in Employee’s possession, including but not limited to any and all documents, including but not limited to memoranda, drawings, graphs, records, notes, minutes, logs, data compilations, surveys, calendars, e-mails, files and copies of the foregoing, as well as any audio recordings, tape recordings or videotaped items of anything that took place at USG or their related or affiliated entities as defined above, whether taken by Employee or others, except for personal folders, contact lists and calendars that have been downloaded by other authorized personnel to a zip drive. Such documents may be in written, electronic, CD-ROM or any other form. Employee shall also return any and all tangible property belonging to USG, including but not limited to credit card(s), key(s), lap top computer(s), electronic memory devices (such as hard drives and memory sticks) , I- Pad(s) and any other property of USG. These documents and tangible items include any and all document(s) and/or tangible item(s) related to Inventions and to Confidential Information, in whatever form they may exist, and by whoever prepared, which were in Employee’s custody, possession or control.

13.	INJUNCTIVE REMEDY
Employee acknowledges that breach of any material provision of this Agreement will cause irreparable damage to USG, and agrees that an injunction may be obtained restraining such breach as a matter of course in any action instituted for that purpose, without limitation on any additional remedies which USG may seek against Employee to protect such Confidential Information or its rights with respect to such Inventions.

14.	AFFILIATED EMPLOYMENT OR TRANSFER
For the purposes of this Agreement, this Agreement applies to any and all periods of employment with any subsidiary, affiliate or related company of USG.

15.	GOVERNING LAW
This Agreement shall be interpreted and given effect in accordance with the laws of the State of Illinois.

16.	IRS CODE SECTION 409A
To the extent applicable, it is intended that this Agreement and attachment shall comply with the provisions of Section 409A of the Code. Consideration under this agreement shall be administered in a manner consistent with this intent. Employee understands and acknowledges that consistent with the Code, select payments will be delayed six months.

17.	SEVERABILITY OF THE AGREEMENT
If any provision of this Agreement is declared illegal or unenforceable by any court of competent jurisdiction, and cannot be modified to be enforceable, that provision will become void, leaving the remainder of this Agreement in full force and effect.

18.	COUNTERPARTS
This Agreement may be executed in several counterparts, each of which shall be deemed as an original, but all of which together shall constitute one and the same instrument; signed copies of this Agreement may be delivered in PDF format by e-mail, or by fax, and each such copy shall be accepted as an original.

19.	VOLUNTARY AND KNOWING RELEASE
Employee acknowledges that Employee has carefully read this Agreement and General Release and Employee fully understands and voluntarily agrees to its terms. Employee acknowledges that Employee has not relied upon any representation or statement, written or oral, which is not set forth in this Agreement and General Release. Employee acknowledges that this Agreement and General Release is entered into without duress or coercion of any kind.

/s/ Christopher R. Griffin	August 4, 2015
Christopher R. Griffin	Date

USG CORPORATION	August 10, 2015
Date
By /s/ Brian Cook
Its Senior Vice President, Human Resources and
Communications